Property OPTION AGREEMENT

THIS PROPERTY OPTION (hereinafter referred to as this “Option Agreement”) is made as of 30th day of September, 2019.

BETWEEN:

37 CAPITAL INC., having an office at Suite 400, 570 Granville Street,

Vancouver, B.C. Canada, V6C 3P1

(hereinafter referred to as "37 Capital")

OF THE FIRST PART

AND:

EAGLE PLAINS RESOURCES LTD., having an office at Suite 200

44 - 12th Avenue South, Cranbrook, BC, V6C 2R7

(hereinafter referred to as "Eagle Plains")

OF THE SECOND PART

Eagle Plains and 37 Capital shall collectively be referred to as “the Parties”.

A.	37 Capital is a British Columbia junior mineral exploration company. The common shares of 37 Capital are listed for trading on the Canadian Securities Exchange (the “CSE”) under the symbol “JJJ”, and are also listed for trading on the OTCQB tier of the OTC Markets Inc., under the symbol “HHHEF”.
B.	Eagle Plains is a British Columbia company the common shares of which are listed for trading on the TSX Venture Exchange under the symbol “EPL”.
C.	Eagle Plains is the holder of a 100% undivided right, title and interest, in certain mineral claims consisting of approximately 4,734 hectares (collectively referred to as the “Acacia Property”) located in the Adams Plateau Area of the Province of British Columbia as more particularly described in Schedule "A" hereto;
D.	Eagle Plains represents and warrants that there are no underlying royalties or encumbrances whatsoever on the Acacia Property.
E.	Eagle Plains wishes to grant to 37 Capital, and 37 Capital wishes to so acquire, an immediate, irrevocable, sole and exclusive right and option to acquire a 60% undivided interest in the Acacia Property, on the terms and conditions of this Option Agreement (the “Option”);

NOW THEREFORE, this Option Agreement witnesses that for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Eagle Plains and 37 Capital hereby agree as follows:

ARTICLE 1
technical report

1.1               In conjunction with the execution of this Option Agreement, Eagle Plains shall provide to 37 Capital, at no cost or expense to 37 Capital, a current Technical Report compliant with the requirements of National Instrument 43-101 on the Acacia Property (the “Current Acacia NI 43-101 Technical Report”).

ARTICLE 2
grant of option

2.1                  In order for 37 Capital to exercise the Option and acquire a 60% right, title and undivided interest in the Acacia Property, 37 Capital shall;

a)	Provided that Eagle Plains has delivered to 37 Capital the Current Acacia NI 43-101 Technical Report, 37 Capital will issue to Eagle Plains 100,000 (One Hundred Thousand common shares in the capital of 37 Capital as fully paid and non-assessable within a period of five (5) business days after the execution of this Option Agreement by the Parties. These common shares will have the applicable regulatory hold period of 4 months and one day;

b) Incur a total amount of $100,000 (One Hundred Thousand Dollars) in property related expenditures during the 1st Anniversary of this Option Agreement which shall be a firm commitment of 37 Capital provided that Eagle Plains has delivered the Current Acacia NI 43-101 Technical Report to 37 Capital in conjunction with the execution of this Option Agreement;

c)	Within a period of 30 Business Days after the 1st Anniversary of this Option Agreement, 37 Capital shall decide whether or not it wishes to continue with this Option Agreement;
d)	In the event that 37 Capital wishes to continue with this Option Agreement, then 37 Capital shall: i) forthwith issue to Eagle Plains an additional 50,000 (Fifty Thousand) common shares in the capital of 37 Capital, as fully paid and non assessable, with a hold period of 4 months and one day, and ii) shall make a firm commitment to incur a total amount of $100,000 (One Hundred Thousand Dollars) in property related expenditures during the 2nd Period of this Option Agreement;
e)	Within a period of 30 Business Days after the completion of the 2nd Period of this Option Agreement, 37 Capital shall decide whether or not it wishes to continue with this Option Agreement;
f)	In the event that 37 Capital wishes to continue with this Option Agreement, then 37 Capital shall: i) forthwith issue to Eagle Plains an additional 50,000 (Fifty Thousand) common shares in the capital of 37 Capital, as fully paid and non-assessable, with a hold period of 4 months and one day, and ii) shall make a firm commitment to incur a total amount of $300,000 (Three Hundred Thousand Dollars) in property related expenditures during the 3rd Period of this Option Agreement;
g)	Within a period of 30 Business Days after the completion of the 3rd Period of this Option Agreement, 37 Capital shall decide whether or not it wishes to continue with this Option Agreement;
h)	In the event that 37 Capital wishes to continue with this Option Agreement, then 37 Capital shall: i) forthwith issue to Eagle Plains an additional 50,000 (Fifty Thousand) common shares in the capital of 37 Capital, as fully paid and non-assessable, with a hold period of 4 months and one day, and ii) shall make a firm commitment to incur a total amount of $750,000 (Seven Hundred Fifty Thousand Dollars) in property related expenditures during the 4th Period of this Option Agreement;
i)	Within a period of 30 Business Days after the completion of the 4th Period of this Option Agreement, 37 Capital shall decide whether or not it wishes to continue with this Option Agreement;
j)	In the event that 37 Capital wishes to continue with the this Option Agreement, then 37 Capital shall: i) forthwith issue to Eagle Plains an additional 50,000 (Fifty Thousand) common shares in the capital of 37 Capital, as fully paid and non-assessable, with a hold period of 4 months and one day, and ii) shall make a firm commitment to incur a total amount of $1,250,000 (One Million Two Hundred Fifty Thousand Dollars) in property related expenditures during the 5th Period of this Option Agreement;
k)	Upon 37 Capital fulfilling all of its above mentioned obligations Article 2.1 (a) to (j), 37 Capital will have earned a 60% undivided interest in and to the Acacia Property, at which time a joint-venture agreement will be executed by 37 Capital and Eagle Plains. In the event that such contemplated Joint Venture Agreement is not executed by the Parties, this Option Agreement shall remain in full force and effect. The initial interest of the Parties in the joint-venture shall be as follows: 37 Capital as to 60%, and Eagle Plains as to 40%;
l)	Thereafter, each party will contribute its proportionate share of property related expenditures. If any party does not contribute its proportionate share of property related expenditures, then its right, title and interest in the Acacia Property shall be diluted on a straight-line basis. If any party's right, title and interest in the Acacia Property is diluted to less than 10%, then its right, title and interest in the Acacia Property shall be converted into a 2% NSR (the “Resulting NSR”). At anytime the remaining party may purchase 50% of the Resulting NSR for $500,000 (Five Hundred Thousand Dollars), and furthermore the remaining party will have the right of first refusal for a period of 30 business days to purchase the remaining 50% of the Resulting NSR in the event that Eagle Plains intends to sell, or receives any good faith offer for its remaining 50% of the Resulting NSR;

m)	During any period, should 37 Capital incur Property Related Expenditures which exceed the amount that 37 Capital is obligated to incur for that particular period (the “Excess Property Related Expenditures”), then the Excess Property Related Expenditures shall be credited in favour of and to the account of 37 Capital, and shall be applied towards 37 Capital’s obligation to incur Property Related Expenditures for the immediately following next period. Conversely, 37 Capital may, at its sole discretion, at any time and from time-to-time, pay Eagle Plains cash in lieu of incurring Property Related Expenditures;

n)	Upon the termination of this Option Agreement, or in the event of a breach of this Option Agreement by 37 Capital, then 37 Capital shall leave the Acacia Property in good standing for a period of not less than 12 (twelve) months from the date of the termination of this Option Agreement or, as the case may be, from the date of the breach of this Option Agreement by 37 Capital;

o)	If during the Option, 37 Capital does not make the issuances to Eagle Plains of common shares in the capital of 37 Capital and/or does not incur the Property Related Expenditures within the above-mentioned timeframe 2.1 (a) to (j) (the “Default”), then 37 Capital shall be entitled to have a grace period of 30 business days to rectify the Default, after which time, if the Default has not been rectified, then 37 Capital shall be in breach of this Option Agreement. In the event of a breach of this Option Agreement by 37 Capital, this Option Agreement shall forthwith terminate and, the issuances to Eagle Plains of the common shares in the capital of 37 Capital, and the Property Related Expenditures incurred by 37 Capital shall be forfeited and shall be considered as liquated damages;

p)	At all times, and without any exceptions whatsoever, 37 Capital shall be the Operator of the Acacia Property. However, a subsidiary of Eagle Plains namely TerraLogic Exploration Inc. (“TerraLogic”) shall conduct the field work on the Acacia Property during the 1st Anniversary of this Option Agreement on the clear understanding and agreement that TerraLogic will ensure and will guarantee that all property related expenditures shall meet the requirements of and will qualify for Super Flow-Through Shares funding as per the regulations of the applicable Federal and Provincial Governments. Furthermore, TerraLogic shall be exclusively responsible to carry out and maintain an insurance policy covering all risks including public liability insurance in respect to all of its activities on the Acacia Property. After the 1st Anniversary of this Option Agreement, 37 Capital shall not be obligated to use the services of TerraLogic for field work unless the parties agree to do so in writing and by mutual consent.

ARTICLE 3
area of interest

3.1                                       The Area of Interest shall be that area which extends a distance of two (2) kilometres from the outermost boundaries of the Acacia Property.

3.2                                       If at any time during this Option Agreement 37 Capital acquires, directly or indirectly, any right to or interest in any mineral property located wholly or partially within the Area of Interest referred to in Article 3.1, then 37 Capital shall forthwith give notice in writing to Eagle Plains of such acquisition, and the cost and expenses thereof. Eagle Plains may within thirty (30) business days of receipt of this notice, elect to include within the Option the acquired rights by reimbursing 37 Capital all such acquisition costs and expenses. If Eagle Plains elects not to include the acquired rights as part of the Acacia Property and as part of this Option Agreement, then 37 Capital shall hold such acquired rights separate from this Option Agreement and in such an event Eagle Plains shall have no rights whatsoever to the acquired rights.

3.3

If at any time during this Option Agreement Eagle Plains acquires, directly or indirectly, any right to or interest in any mineral property located wholly or partially within the Area of Interest referred to in Article 3.1, then Eagle Plains shall forthwith give notice in writing to 37 Capital of such acquisition, and the cost and expenses thereof. 37 Capital may within thirty (30) business days of receipt of this notice, elect to include within the Option the acquired rights by reimbursing Eagle Plains all such acquisition costs and expenses. If 37 Capital elects not to include the acquired rights as part of the Acacia Property and as part of this Option Agreement, then Eagle Plains shall hold such acquired rights separate from this Option Agreement and in such an event 37 Capital shall have no rights whatsoever to the acquired rights.

ARTICLE 4

covenant of 37 Capital

4.1                                       During the currency of this Option Agreement, 37 Capital shall:

(a)	use commercially reasonable efforts to obtain all corporate, shareholder and, if required, regulatory approvals for the transactions contemplated under this Agreement;
(b)	carry out and record work for assessment purposes and as required to maintain the Acacia Property in good standing and will file all property work for assessment purposes;
(c)	carry out exploration work on the Acacia Property in a good and workmanlike manner in accordance with good practice in the Canadian mining industry, in compliance with applicable laws;
(d)	apply as assessment credits all exploration work carried out on the Acacia Property with the appropriate governmental authorities.
(e)	have no right to grant a mortgage, charge or lien against its interest in the Acacia Property without the consent of Eagle Plains such consent not to be unreasonably withheld;
(f)	while exploration and development is carried out, with the exception of work performed by TerraLogic during the first anniversary of the Option Agreement, furnish Eagle Plains with a final report within 150 days following the conclusion of each program. The final report shall show the exploration and development performed and the results obtained and shall be accompanied by a statement of costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data; and
(g)	deliver to Eagle Plains annually (including up to date maps if there are any) describing the results of work done in the last completed period, together with reasonable details of Property Related Expenditures made.

ARTICLE 5
Covenants of Eagle Plains

5.1                                       Eagle Plains covenants with, and represents and warrants to 37 Capital that:

(a)	Eagle Plains has the authority to enter into this Agreement;
(b)	each of the mineral claims comprising the Acacia Property has been duly and validly located and recorded in accordance with the applicable laws and are valid and subsisting mineral claims as of the date of execution and delivery of this Option Agreement;
(c)	the Acacia Property is in good standing and the Acacia Property is free and clear of all liens, charges, liabilities and encumbrances;
(d)	it is the beneficial and registered or recorded holder of a 100% undivided interest in the Acacia Property;
(e)	Eagle Plains has not transferred or encumbered or agreed to transfer or encumber all or any of its right, title or interest in or to the Acacia Property, except as provided for in this Option Agreement;
(f)	Eagle Plains has the exclusive right and authority to enter into this Option Agreement and to dispose of the Acacia Property in accordance with the terms hereof, and no other person, firm or corporation has any proprietary or other interest in the same;
(g)	to the best of Eagle Plains’ knowledge, information and belief, there are no threats, actions or claims in respect to the ownership of the Acacia Property;
(h)	to the best of Eagle Plains' knowledge, information and belief, any and all previous work conducted on the Acacia Property was conducted in compliance with all applicable laws; and
(i)	In conjunction with the execution of this Option Agreement Eagle Plains shall make available to 37 Capital, at no cost or expense to 37 Capital, a Current Acacia NI 43-101 Technical Report. all available technical data, geotechnical reports, maps, digital files and other data with respect to the Acacia Property, provide all such consents or other documentation and do all such things as may be reasonably requested by 37 Capital in connection with completing the transactions contemplated under this Option Agreement.

5.2               The representations and warranties of Eagle Plains herein before set out form a part of this Option Agreement and are conditions upon which 37 Capital has relied in entering into this Option Agreement and shall survive the acquisition of the Acacia Property by 37 Capital.

ARTICLE 6
Termination

6.1                                       37 Capital may elect to terminate this Agreement at any time after the Execution Date of this Option Agreement by providing 30 business days written notice (the Termination Notice") to Eagle Plains.

6.2                                       Upon the Termination of this Option Agreement, 37 Capital will:

(a)	leave the Acacia Property in good standing under the Mineral Tenure Act (British Columbia) for a period of not less than one (1) year from the date of the Termination Notice;
(b)	deliver at no cost to Eagle Plains within 60 days of such termination all copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of 37 Capital with respect to the Acacia Property; and
(c)	comply with applicable laws and regulations regarding reclamation for activities carried out on the Acacia Property.

6.3                                       If 37 Capital fails to meet any of its obligations set out in this Option Agreement in order to keep the Option in good standing, Eagle Plains shall deliver a notice to 37 Capital specifying such failure and 37 Capital shall have 45 business days (the "Grace Period") to rectify such Default. If 37 Capital fails to rectify the Default within the Grace Period, then this Option Agreement shall terminate.

ARTICLE 7
Assignment

7.1                                       This Agreement shall inure to the benefit of and be binding upon each party’s assigns and successors.

7.2                                       Either party may assign or otherwise transfer all or part of its rights and obligations under this Agreement, to a third party provided that such third party first enters into an instrument in writing, in form and substance satisfactory to counsel for the other party, agreeing to be bound by the terms and conditions of this Option Agreement.

ARTICLE 8
CONFIDENTIALity

8.1                                       The parties agree to keep all information pertaining to this Option Agreement and all data and information concerning the Acacia Property confidential unless required by regulatory or similar related disclosure. Subject to applicable law, both Eagle Plains and 37 Capital agree to provide the other with a minimum of 24 hours to review any news releases pertaining to this Option Agreement or the Acacia Property. Each party shall be permitted to make reasonable comments on each news release, and the other party agrees to take such reasonable comments into account before issuing any news release.

ARTICLE 9
Notice

9.1                                       Any notice required to be given under this Option Agreement shall be deemed to be well and sufficiently given if delivered in person or if mailed by registered mail in Canada (save and except during the period of any interruption in the normal postal service within Canada) or by telecopier as follows:

in the case of 37 Capital addressed as follows:

Suite 400, 570 Granville Street
Vancouver, B.C. V6E 3V1

Attention: Mr. Jake Kalpakian

Fax: (604) 681-9428

and in the case of Eagle Plains addressed as follows:

Suite 200, 44 - 12th Avenue South

Cranbrook, BC, V6C 2R7

Attention: Tim J. Termuende

Fax: (250) 426-6899

and any notice given as aforesaid shall be deemed to have been given, if delivered in person, when delivered, if telecopied, when received, or if mailed on the third business day after the date of mailing thereof. Either party may from time to time by notice in writing change its address for the purpose of this section.

article 10
Force Majeure

10.1 If 37 Capital is prevented or delayed in complying with any provisions of this Option Agreement by reason of strikes, lockouts, labour shortages, power shortages, floods, adverse weather conditions, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of 37 Capital, except lack of funds, the time limited for the performance of the various provisions of this Option Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. 37 Capital, insofar as is possible, shall promptly give written notice to Eagle Plains of the particulars of the reasons for any prevention or delay under this Article and shall take all reasonable steps to remove the cause of such prevention or delay as soon as reasonably practicable, and shall give notice to Eagle Plains as soon as such cause ceases to subsist.

ARTICLE 11
Indemnities

11.1                                   Each party hereto shall and does hereby indemnify and save harmless the other, as well as its directors, officers, employees, servants, agents, contractors and shareholders, from and against any and all claims, suits, actions, proceedings, demands, liabilities, losses, damages, costs, expenses, fees, fines, penalties, interests and deficiencies of any nature or kind whatsoever (collectively, the “Claims”) arising by virtue of or in respect of any inaccuracy, misstatement, misrepresentation, act or omission made by such party in connection with any matter set out herein, and any and all claims, suits, actions, proceedings, demands, liabilities, losses, damages, costs and other expenses related or incidental thereto.

11.2                                   In additional to the indemnification requirement set out in Article 11.1 above, 37 Capital shall indemnify and save Eagle Plains harmless in respect of any and all costs, claims, liabilities and expenses arising out of 37 Capital’s activities on the Acacia Property and, without limiting the generality of the foregoing will, during the currency of this Option Agreement, carry not less than $2,000,000 (Two Million Dollars) in third party liability insurance in respect of its operations on the Acacia Property for the benefit of 37 Capital, provided that 37 Capital will incur no obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon the termination of the Option any workings or improvements to the Acacia Property made by 37 Capital are left in safe condition.

ARTICLE 12

CURRENCY

12.1 Unless otherwise specified, all references to moneys hereunder will mean Canadian funds.

ARTICLE 13
Arbitration

13.1 Any dispute or conflict between the Parties concerning this Option Agreement which cannot be settled by them shall be submitted firstly to a mutually agreeable mediator who will have no authority to bind the Parties and, in the event that mediation efforts are unsuccessful, to a single arbitrator pursuant to the provisions of the Commercial Arbitration Act (British Columbia) or, if the Parties cannot agree upon a single arbitrator, to three arbitrators, one appointed by 37 Capital, one appointed by Eagle Plains and a third appointed by the arbitrators appointed by 37 Capital and Eagle Plains. Arbitration proceedings shall take place in Vancouver, British Columbia, at such place that the arbitrator or arbitrators shall determine.

ARTICLE 14

GOVERNING LAW

14.1 This Option Agreement and the rights and obligations and relations of the Parties shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Parties agree that the courts of British Columbia shall have the sole jurisdiction to entertain any action or other legal proceedings based on any provisions of this Option Agreement, and the Parties agree to attorn to the sole jurisdiction of such courts.

ARTICLE 15

PRIOR AGREEMENTS

15.1 This Agreement supersedes and replaces all prior agreements between the Parties with respect to the Acacia Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

ARTICLE 16

FURTHER ASSURANCES

16.1 Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments and assurances, and to do such further acts and things, as may be necessary or desirable to give effect to this Option Agreement, including but not limited to such as may be required for registering or recording changes in the ownership interests in the Acacia Property.

ARTICLE 17

FUTURE AMENDMENTS

17.1                                   This Option Agreement sets forth the entire agreement between the Parties, and may only be altered in writing and must be signed by the authorized representatives of both Parties.

ARTICLE 18
Counterparts

18.1                                   The Parties may execute this Option Agreement in counterparts and deliver same by facsimile or by electronic mail, each facsimile or electronic mail being deemed to be an original and such counterparts, shall be deemed to form one and the same instrument bearing the date set forth above notwithstanding the date of actual execution.

ARTICLE 19
time

19.1                                   Time shall be of the essence hereof.

IN WITNESS WHEREOF the Parties hereto have hereunto executed these presents as of the day and year first above written.

THE CORPORATE SEAL OF
37 Capital Inc. was hereunto affixed

in the presence of:

/s/ Jake H. Kalpakian
Authorized Signatory

THE CORPORATE SEAL OF
Eagle Plains Resources Ltd. was hereunto affixed

in the presence of:

/s/ Tim Termuende
Authorized Signatory

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Schedule "A"
Description of the acacia Property

EPL BC "ACACIA" TENURE (9 CLAIMS TOTAL)
Title Number	Claim Name	Owner	Title Type	Title Sub Type	Map Number	Issue Date	Good To Date	Area (ha)
376028	AC	138073 (100%)	Mineral	Claim	082M012	April 19, 2000	October 8, 2020	500
376984	AC	138073 (100%)	Mineral	Claim	082M011	May 12, 2000	October 8, 2020	500
516713	AC	138073 (100%)	Mineral	Claim	082M	July 11, 2005	October 8, 2020	426.0326
516715	AC	138073 (100%)	Mineral	Claim	082M	July 11, 2005	October 8, 2020	953.9664
516719	AC	138073 (100%)	Mineral	Claim	082M	July 11, 2005	October 8, 2020	1238.4279
706464	AC	138073 (100%)	Mineral	Claim	082M	February 17, 2010	October 8, 2020	507.5616
706465	AC	138073 (100%)	Mineral	Claim	082M	February 17, 2010	October 8, 2020	507.3628
1059807	ACACIA	138073 (100%)	Mineral	Claim	082M	April 5, 2018	October 5, 2020	20.2801
1043247	TM	138073 (100%)	Mineral	Claim	082M	April 4, 2016	October 8, 2020	81.1256
							TOTAL:	4734.757

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